As filed with the Securities and Exchange Commission on September 15, 1995

                                              Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                            UNITRODE CORPORATION
           (Exact name of registrant as specified in its charter)

                 MARYLAND                         04-2271186
       (State or other jurisdiction            (I.R.S. Employer
       of incorporation or organization)      Identification No.)

                          7 CONTINENTAL BOULEVARD
                       MERRIMACK, NEW HAMPSHIRE 03054
            (Address of principal executive offices) (Zip Code)

                            UNITRODE CORPORATION
                      1992 EMPLOYEE STOCK OPTION PLAN
                          (Full title of the plan)

                              ROBERT L. GABLE
               CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            UNITRODE CORPORATION
                          7 CONTINENTAL BOULEVARD
                       MERRIMACK, NEW HAMPSHIRE 03054
                               (603) 424-2410
(Name, address and telephone number, including area code, of agent for service)

                                  Copy to:
                             DAVID T. BREWSTER
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                             ONE BEACON STREET
                        BOSTON, MASSACHUSETTS 02108
                               (617) 573-4825

_______________________________________________________________________________

                      CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________

                               PROPOSED         PROPOSED
 TITLE OF                      MAXIMUM          MAXIMUM
 SECURITIES     AMOUNT          PRICE           AGGREGATE        AMOUNT OF
 TO BE          TO BE          OFFERING         OFFERING       REGISTRATION
 REGISTERED     REGISTERED     PER SHARE (1)    PRICE              FEE
_______________________________________________________________________________

 COMMON STOCK   1,000,000      $30.81          $30,810,000.00  $10,624.14
 (par value     shs.
 $.20 per
 share)

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h).
      The proposed maximum offering price per share is based upon the average of the high and low prices for the stock on the New York Stock Exchange on September 13, 1995.


   Pursuant to General Instruction E of Form S-8, the contents of
   Registrant's earlier Registration Statement on Form S-8,
   File No. 33-54542, filed November 13, 1992 are hereby incorporated herein by reference.



                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify a present or former director or officer made party to an action or proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with such action or proceeding unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the action or proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the action or proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Unless the charter of a Maryland corporation provides otherwise, which the charter of Unitrode Corporation (the "Company") does not, indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

         The by-laws of the Company provide for indemnification of any person who is serving or has served as a director or officer of the Company against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

         The Company's officers and directors are insured against certain liabilities under a policy maintained by the Company with aggregate coverage of $10,000,000.

     ITEM 8.   EXHIBITS

               4.1 Articles of Restatement of the Charter of the Company and Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to Exhibit 3A to the Company's Form 10-K filed May 1, 1989.

               4.2 Articles Supplementary to the Charter of the Company, previously filed and incorporated by reference to Exhibits 3(A)(1) and 6 to the Company's Form 8-K filed May 4, 1990.

               4.3 Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to Exhibit 3B to the Company's Form 10-K filed May 4, 1992.

               4.4 By-Laws of the Company, previously filed and incorporated by reference to Exhibit 3B to the Company's Form 10-K filed May 4, 1992.

               4.5 Amendment No. 1 to the Unitrode Corporation 1992 Employee Stock Option Plan

               5.1  Opinion of Ballard Spahr Andrews & Ingersoll

               23.1 Consent of Coopers & Lybrand L.L.P.

               23.2 Consent of Ballard Spahr Andrews & Ingersoll
                    (included in Exhibit 5.1)

               24.1 Powers of Attorney (included on page 4 hereof)


                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrimack, State of New Hampshire, on this 15th day of September, 1995.

                                    Unitrode Corporation
                                    (Registrant)

                                    By: /s/ Robert L. Gable
                                        ______________________________
                                        Robert L. Gable, Chairman,
                                        President and Chief Executive Officer

               KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Gable and Allan R. Campbell, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          NAME                       TITLE                    DATE

     /s/ Robert L. Gable           Chairman,                September 15, 1995
     __________________________    President, Chief
     Robert L. Gable               Executive Officer
                                   and Director

     /s/ Cosmo S. Trapani          Executive Vice           September 15, 1995
     __________________________    President and
     Cosmo S. Trapani              Chief Financial
                                   Officer

     /s/ Peter A. Brooke           Director                 September 15, 1995
     __________________________
     Peter A. Brooke

     /s/ Edward H. Browder         Director                 September 15, 1995
     __________________________
     Edward H. Browder

     /s/ Arthur L. Goldstein       Director                 September 15, 1995
     __________________________
     Arthur L. Goldstein

     /s/ Kenneth Hecht             Director                 September 15, 1995
     ___________________________
     Kenneth Hecht


                               EXHIBIT INDEX
                                                                   Sequential
     Exhibit No.     Description of Exhibit                          Page No.

         4.1 Articles of Restatement of the Charter of the Company and Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to Exhibit 3A to the Company's Form 10-K filed May 1, 1989.

         4.2 Articles Supplementary to the Charter of the Company, previously filed and incorporated by reference to Exhibits 3(A)(1) and 6 to the Company's Form 8-K filed May 4, 1990.

         4.3 Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to Exhibit 3B to the Company's Form 10-K filed May 4, 1992.

         4.4 By-Laws of the Company, previously filed and incorporated by reference to Exhibit 3B to the Company's Form 10-K filed May 4, 1992.

         4.5 Amendment No. 1 to the Unitrode Corporation 1992 Employee Stock Option Plan

         5.1        Opinion of Ballard Spahr Andrews & Ingersoll

        23.1        Consent of Coopers & Lybrand L.L.P.

        23.2        Consent of Ballard Spahr Andrews & Ingersoll
                    (included in Exhibit 5.1)

        24.1        Powers of Attorney (included on page 4 hereof)


                                                           EXHIBIT 4.5

                            AMENDMENT NO. 1 TO
                       THE UNITRODE CORPORATION 1992
                         EMPLOYEE STOCK OPTION PLAN

               The Unitrode Corporation 1992 Employee Stock Option Plan (the "Plan") is hereby amended in accordance with the provisions of Section 10 of the Plan by the Board of Directors, as follows:

               1. Section 2 of the Plan is amended by increasing the aggregate number of shares of the Common Stock par value $.20 per share, of the Corporation available for issuance upon exercise of options or stock appreciation rights granted under the Plan from 1,000,000 to 2,000,000.

               2. Section 5 of the Plan is amended by adding a new subsection (d) as follows:

                    "(d) Limitation on Number of Options and SARs Granted in Any Fiscal Year. The number of options and SARs that may be granted to an individual employee during any fiscal year shall be limited to 100,000.

               3. This Amendment, adopted on the date set forth below, which shall be the effective date (the "Effective Date"), is subject to approval and ratification by the stockholders of the corporation at the 1995 Annual Meeting of Stockholders, or any adjournment or postponement thereof. In the event that this Amendment is not approved and ratified by the stockholders within one year of the Effective Date, the Amendment shall be null and void.

     April 28, 1995                          UNITRODE CORPORATION

                                             By:  /s/ Allan R. Campbell
                                                       Secretary


                                                           EXHIBIT 5.1

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]

                                             September 15, 1995

     Unitrode Corporation
     7 Continental Boulevard
     Merrimack, New Hampshire 03054

               Re:  Unitrode Corporation:
                    Registration Statement on Form S-8

     Ladies and Gentlemen:

               We have acted as Maryland counsel to Unitrode Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 1,000,000 shares (the "Shares") of common stock, $.20 par value per share (the "Common Stock"), by the Company, covered by the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued by the Company pursuant to The Unitrode Corporation 1992 Employee Stock Option Plan (the "Plan"), as amended by Amendment No. 1 to the Plan, attached as Exhibit 4.5 to the Registration Statement (the "Amendment"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

               This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

               In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

               1.   The Registration Statement;

               2. A specimen of the certificate representing the Common Stock, certified as of a recent date by the Secretary of the Company;

               3. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

               4. The Bylaws of the Company, certified as of a recent date by its Secretary;

               5. Resolutions adopted by the Board of Directors of the Company relating to the approval of the Plan, the authorization of the issuance of 1,000,000 shares of Common Stock to be issued pursuant to the Plan, the approval of the Amendment and the authorization of the issuance of the Shares pursuant to the Plan, as amended by the Amendment, certified as of a recent date by the Secretary of the Company;

               6. A certificate as of a recent date of the SDAT as to the good standing of the Company;

               7.   A certificate executed by Allan R. Campbell,
     Secretary of the Company, dated September 15, 1995;

               8. Copies of the Plan and the Amendment, certified as of a recent date by the Secretary of the Company; and

               9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications noted below.

               In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

               1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights and
     (b) by general equitable principles, whether applied in law or in equity.

               2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

               3. Each individual executing any of the Documents is legally competent to do so.

               4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete.

               The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

               Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

               1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

               2. The Shares have been duly authorized by requisite corporate action by the Company and, when issued and delivered against payment therefor in the manner described in the Plan, as amended by the Amendment, and in the Registration Statement, will be validly issued, fully paid and nonassessable.

               The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.

               We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

               This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        BALLARD SPAHR ANDREWS & INGERSOLL


                                                          EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

               We consent to the incorporation by reference in this registration statement of Unitrode Corporation on Form S-8 of our report dated March 3, 1995 on our audits of the consolidated financial statements and financial statement schedule of Unitrode Corporation and Consolidated Subsidiaries as of January 31, 1995 and 1994 and for each of the three years in the period ended January 31, 1995, which report is included in the Annual Report on Form 10-K of Unitrode Corporation for the year ended January 31, 1995.

                                   COOPERS & LYBRAND L.L.P.

     Boston, Massachusetts
     September 15, 1995